EXHIBIT D-8

                         STATE OF IOWA
                     DEPARTMENT OF COMMERCE
                       UTILITIES DIVISION
                   BEFORE THE UTILITIES BOARD
_________________________________________________________________

IN RE:                        )    DOCKET NO. _____________
                              )
UTILICORP UNITED INC.         )    APPLICATION FOR WAIVER
                              )
_________________________________________________________________


     UtiliCorp  United  Inc. ("UtiliCorp") applies  to  the  Iowa

Utilities Board, pursuant to Iowa Code Section 476.77(4) and  199

Ia.   Admin.  Code  Section  32.8,  for  an  order  waiving   the

application  of  Iowa  Code Sections 476.76-476.77  and  199  Ia.

Admin.  Code  ch.  32 to the  transaction described  herein,  and states in support:

                            PARTIES

     1.    UtiliCorp is a Delaware corporation, in good  standing

in  all respects, with its principal office and place of business at  911  Main  Street, Suite 3000, Kansas City,  Missouri  64105.

UtiliCorp is an electric and natural gas utility that serves more than three million customers in eight states, including Iowa, and in  Canada,  Australia,  New Zealand,  and  the  United  Kingdom.

UtiliCorp is authorized to conduct business in the state of Iowa.

Through  its  Peoples Natural Gas operating division ("Peoples"),

UtiliCorp  is  engaged  generally  in  distributing  and  selling natural  gas in its Iowa service areas subject to the  regulatory jurisdiction of the Iowa Utilities Board ("Board").

     2.     West  Virginia  Power  is  a  division  of  UtiliCorp

providing electric and natural gas service in West Virginia.   It

is  a  small  combined utility employing about  120  people  that provides  electric service to approximately 26,000 customers  and

natural  gas  service  to approximately  24,000  customers.   The

principal  place of business of UtiliCorp's West  Virginia  Power division  is 280


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Seneca Trail, Fairlea, West Virginia 24902,  and

its  mailing  address is P. O. Box 830, Lewisburg, West  Virginia

24901.

     3.    Monongahela Power Company, doing business as Allegheny

Power,  is  a  public utility corporation organized and  existing under  the  laws  of the State of Ohio, provides retail  electric service  to customers in portions of West Virginia, and  has  its principal  place  of business at 1310 Fairmont Avenue,  Fairmont,

West  Virginia  28555-1392.   Monongahela  Power  Company  is  an

operating utility subsidiary of Allegheny Energy, Inc., a  public utility holding company organized and existing under the laws  of the State of Maryland.

                        THE TRANSACTION

     4.    UtiliCorp  proposes  to sell,  and  Monongahela  Power

Company  doing business as Allegheny Power ("Buyer") proposes  to buy,  all  of the electric and gas facilities, including  related contractual  rights, licenses, permits and  assets  used  in  the operation of the UtiliCorp West Virginia Business, as defined  in

the Asset Purchase Agreement described in Paragraph 5 below.   No

material transmission and generation facilities are part  of  the transaction between the Buyer and the Seller.  The purchase price of  the  UtiliCorp West Virginia Assets (as defined in the  Asset

Purchase  Agreement  described in  Paragraph  5  below)  will  be approximately $75 million, payable in cash and with no assumption of material liabilities.

     5.    Attached as Exhibit A is  the Asset Purchase Agreement

between  Allegheny Energy, Inc., corporate parent of  the  Buyer,

and  UtiliCorp, dated October 9, 1999, which sets forth the terms of  the  sale and purchase of the UtiliCorp West Virginia Assets.

Reference  is  made to such agreement for details  regarding  the proposed purchase and sale of the UtiliCorp West Virginia Assets.

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     6.     The  Transaction  is  subject  to  customary  closing

conditions,  including, without limitation, the  receipt  of  all necessary governmental approvals and  the making of all necessary

governmental filings.   It is anticipated that the closing of the

Transaction could occur by the end of 1999 but no later than  the first quarter of the year 2000.

                       PLAN OF OPERATIONS

     7.    After  the  Transaction, the  Iowa  customers  of  the

Peoples  division  of UtiliCorp will continue to  experience  the same  high-quality, day-to-day natural gas utility  service  they currently enjoy.  The books and records of UtiliCorp will  remain at  their  present locations following the Transaction, and  thus the Board will continue to have access to such books and records.

Following the closing, the Buyer will operate the UtiliCorp  West

Virginia  Business  and  UtiliCorp  will  cease  to  operate  the

UtiliCorp  West  Virginia Business.  UtiliCorp will  receive  the purchase price of approximately $75 million.  UtiliCorp considers the terms of the Transaction to be fair and reasonable.

                         APPLICABLE LAW

     8.    Iowa  Code Sections 476.76-476.77 and 199  Ia.  Admin.

Code  ch.  32  require  public utility  "reorganizations"  to  be submitted to the Board for prior Board review and approval.  Iowa

Code  Section 476.77(4) expressly authorizes the Board  to  waive this  requirement if it finds that Board review "is not necessary in  the  public interest."  The Board's rules also  allow  public utilities  to  apply  for a waiver of the requirement,  with  the application to include a detailed statement of "why review  of  a proposed  reorganization  is  not  necessary  or  in  the  public interest."  199 Ia. Admin. Code Section 32.8.  The Board  adopted amendments to 199 Ia. Admin. Code ch. 32 that became effective on

July 1, 1992.

"Order Adopting Rules," In re Disposal of a Public

Utility's  Assets, Docket No. RMU-91-2 (IUB Apr. 24,  1992).   In

the preamble to the adopted amendments, the Board stated:

     Under the rules currently in effect, however, the Board in declaratory rulings has not required proposals for reorganizations to be filed for transactions which have minimal or no impact on Iowa ratepayers. (Citation omitted.) The Board, under the adopted rules, intends to continue this policy by liberally granting waivers for such transactions. (Emphasis added.)

     9.    By  this  application, UtiliCorp seeks a  waiver  with

respect  to  the Transaction pursuant to the legal authority  and standards summarized in the preceding paragraph.

                   APPROPRIATENESS OF WAIVER

     10.   Formal review and approval of the Transaction  by  the

Board in a full proceeding pursuant to 199 Ia. Admin. Code ch. 32 is  neither necessary nor in the public interest for the  reasons set forth in the following paragraphs.

     11.   For  the reasons set forth in Paragraph 7 relating  to

the  plan  of  operations,  the  Transaction  can  reasonably  be expected  to have no detrimental effect on UtiliCorp's  financial

viability,   capital  structure,  or  cost   of   capital.    The

Transaction is a sale of property and will result in an  increase in  cash  available to UtiliCorp.  The assets to be sold are  all located  outside  Iowa  and  are not related  to  the  operations conducted by Peoples division of UtiliCorp.

     12.   For  the same reasons, the transaction can be expected

to  have  no adverse effect on the Iowa customers of the  Peoples division of UtiliCorp.  Current natural gas customers of Peoples,

including  those in Iowa, can reasonably be expected  to  see  no adverse change in their utility service or rates because  of  the

Transaction,  and  will  continue to be  served  effectively  and efficiently.

     13.    For  the  foregoing  reasons,  the  Transaction   can

reasonably  be  expected to have no adverse effect  on  any  Iowa public  utility operations, on the viability of any  Iowa  public utility, on

 Iowa ratepayers, on the provision of utility  service

in  Iowa,  or  on the jurisdictional authority of Iowa  over  any

regulated  operations  in  Iowa.   For  the  same  reasons,   the

Transaction can reasonably be expected to have no adverse  effect on the public interest or the citizens of the state of Iowa.

     14.   Moreover, should any adverse effects result  from  the

transaction that may have an impact on UtiliCorp's rates in Iowa,

they  can  be addressed by the Board by other means --  e.g.,  by disallowances or adjustments in rate or complaint proceedings  --

that  are  better  suited for that purpose than is  prior  review under  the Iowa "reorganization" statutes, which are clearly  not designed for that purpose.

     15.   In  addition, the Transaction will be subject  to  the

appropriate federal and state regulatory approvals, including the

FERC and the West Virginia Public Service Commission. Under these

circumstances   and   in  light  of  the   specific   facts   and

considerations  presented in Paragraphs 11-14  above,  additional formal  review  by  this Board is neither necessary  nor  in  the public interest.

                       CONCLUDING MATTERS

     16.        For  the  foregoing  reasons,  the  Board  should

exercise  its  authority over the transaction, pursuant  to  Iowa

Code   Sections   476.76-476.77,  by:   (a)  finding   that   the

Transaction  will  have minimal or no impact on Iowa  ratepayers;

(b)  determining that formal review of the Transaction is neither necessary  in order to protect ratepayers subject to the  Board's jurisdiction  nor  in the public interest; and (c)  granting  the waiver requested by this application.

     17.    Attached  to  this  application  are  the   following

supporting  exhibits: Exhibit A -- the Asset Purchase  Agreement;

and  Exhibit  B  -- a press release relating to the  Transaction.

UtiliCorp is willing to provide the Board and its staff with  any

additional  information  about  the  Transaction  that   may   be

requested.

                        RELIEF REQUESTED

     WHEREFORE,  UtiliCorp  prays for the issuance  of  an  order finding  that  formal review and approval by  the  Board  of  the

Transaction  described  in  this waiver  application  is  neither necessary  in order to protect ratepayers subject to the  Board's

jurisdiction  nor  in  the  public  interest,  and  waiving   the

application  of  Iowa  Code Sections 476.76-476.77  and  199  Ia.

Admin. Code ch. 32 to such Transaction.

     Dated October 7, 1999.

                              Respectfully submitted,




                              ___________________________________
_
                              PHILIP E. STOFFREGEN
                              ARTHUR F. OWENS
                              OF
                              DICKINSON, MACKAMAN, TYLER & HAGEN,
                              A PROFESSIONAL CORPORATION
                              1600 Hub Tower
                              699 Walnut Street
                              Des Moines, Iowa 50309-3986
                              (515) 244-2600
                              (515) 246-4550 FAX

                              ATTORNEYS FOR UTILICORP UNITED INC.

P:\WP\UCU-WVA-WAIV-3.PLD

                     CERTIFICATE OF SERVICE


     I hereby certify that I have this day served the foregoing document on the following persons and parties as required by the rules of the Iowa Utilities Board:

     General Counsel
     Iowa State Department of Commerce
     Utilities Division
     350 Maple Street
     Des Moines, Iowa 50319

     Office of Consumer Advocate (3 copies)
     Consumer Advocate Division
     310 Maple Street
     Des Moines, Iowa 50319

     Dated in Des Moines, Iowa, on October 7, 1999.



                              ___________________________________
                              Philip E. Stoffregen

Date:               October 7, 1999


Company Name:       UtiliCorp United Inc.


Subject Matter:     Application for Waiver


Person to Contact:  Philip E. Stoffregen
                    Dickinson, Mackaman, Tyler & Hagen,
                    A Professional Corporation
                    1600 Hub Tower
                    699 Walnut Street
                    Des Moines, Iowa 50309-3986
                    Telephone:  (515) 246-4539
                    FAX:  (515) 246-4550
                    E-Mail: pstoffre@dickinsonlaw.com


Initial Filing:             X
                           Yes             No


Assigned Docket No. (if any):


Copies filed:       Original + 12